Exhibit 99.1

Delta Apparel Reports Fiscal Year 2021 Full Year Diluted Earnings of $2.86 per Share

Net Sales Increase 15% from the Prior Year; Gross Margin Expands 540 Basis Points to 23.3%

GREENVILLE, S.C., November 18, 2021 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its 2021 fiscal fourth quarter and full year ended October 2, 2021 (“September 2021”).

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “Our fourth quarter and full year performance, which outpaced our expectations, showcases the strength of our unique business model servicing diversified sales channels using our innovative supply chain technologies and vertically-integrated, flexible manufacturing platform.  We ended the fiscal year on a positive note, with broad-based fourth quarter top line performance and solid margin expansion.  I am incredibly proud of our entire organization whose hard work has enabled us to post these extraordinary results.”

Humphreys continued, “Brand awareness and consumer engagement with Salt Life is at an all-time high, which is driving exceptional growth in our branded retail stores as well as our wholesale business.  Within our Delta Group, we continue to see strong demand from brands, retailers and retail license accounts utilizing our comprehensive and diverse services.  With record-level manufacturing output we are rebuilding our inventory levels and I am confident we are poised to continue to deliver outstanding results in fiscal 2022 and beyond.  We believe our solid financial position, including historically low debt leverage at only 2.5 times EBITDA, and strong cash flows allow us to fund our growth initiatives while also providing liquidity for other actions to increase shareholder value.”

For the fourth quarter ended September 2021:

●

Net sales were $114.7 million compared to $116.7 million in the prior year fourth quarter, which was a 14-week quarter.  Calculated on a comparable 13-week quarter, sales increased 5.9% from the prior year period, with Delta Group and Salt Life Group segments up 5.0% and 13.8%, respectively.

●	Gross margin improved 170 basis points to 23.1% from 21.4% in the prior year quarter, driven by year-over-year improvement in both the Delta Group and Salt Life Group segments.

●

Selling, general and administrative ("SG&A") expenses increased slightly from the prior year quarter to $17.7 million, or 15.5% of sales.  SG&A costs as a percent of sales increased year-over-year primarily from higher distribution labor costs and the prior year benefiting from favorable adjustments to credit risk reserves.

●

Other income includes a $1.2 million favorable adjustment to contingent consideration associated with the fiscal year 2018 digital print acquisition.  The prior year quarter included a favorable adjustment of $0.4 million.

●

Operating income was $10.1 million, a 22.6% improvement from the prior year period, resulting in net income of $6.9 million, or $0.96 per diluted share, compared to $5.0 million, or $0.71 per diluted share, in the prior year period.

For the full year ended September 2021:

●

Net sales were $436.8 million, up 14.6% from $381.0 million in the prior fiscal year. Net sales in the Delta Group and Salt Life Group segments increased 12.5% and 33.9%, respectively, over the prior year period.

●

Gross profit increased 49% to $101.8 million from $68.4 million in the prior year period, with gross margins improving 540 basis points to 23.3% of sales.  Gross margins expanded in both business segments, with year-over-year improvement of 500 basis points in the Delta Group and 430 basis points in the Salt Life Group.

●	SG&A expenses were $70.7 million in fiscal year 2021, or 16.2% of sales, an improvement of 170 basis points from the prior year period.

●	Operating income was $32.8 million, or 7.5% of sales, record operating results for the Company.

●	Net income was $20.3 million, or $2.86 per diluted share.

All-time record levels of manufacturing production during fiscal year 2021, partially offset by strong demand for products, resulted in an 11.1% increase in inventory from a year ago.  Finished goods inventory at September 2021 remain lower than optimal, but higher manufacturing production in the first half of fiscal year 2022 is expected to position the Company for a strong spring 2022 selling season.

Total net debt, including capital lease financing and cash on hand, as of September 2021 was $121.7 million, consistent with the prior year. Cash on hand and availability under the Company’s U.S. revolving credit facility totaled $45.3 million as of September 2021, a $2.0 million improvement from June 2021. The Company remains optimistic about the broad-based opportunities for continued growth in the business and believes its future free cash flow, cash on hand, and availability under its credit facilities is sufficient to support the Company’s growth initiatives while also providing liquidity for the Company to repurchase its common stock pursuant to its previously announced Share Repurchase Program or take other actions as the Board of Directors may deem appropriate to increase shareholder value.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 800-437-2398. If calling from outside the United States, please dial 323-289-6576. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through December 18, 2021. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 9801947.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,600 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices and availability; the general U.S. and international economic conditions; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Deborah Merrill, 864-232-5200 x6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 2021	September 2020	September 2021	September 2020

Net Sales	$114,735	$116,684	$436,750	$381,035
Cost of Goods Sold	88,192	91,767	334,870	312,660
Gross Profit	26,543	24,917	101,880	68,375

Selling, General and Administrative Expenses	17,737	17,253	70,743	68,383
Other (Income) Loss, Net	(1,355)	(657)	(1,574)	7,067
Operating Income (Loss)	10,161	8,321	32,711	(7,075)

Interest Expense, Net	1,619	1,685	6,844	7,005

Earnings (Loss) Before Provision For (Benefit From) Income Taxes	8,542	6,636	25,867	(14,080)

Provision For (Benefit From) Income Taxes	1,672	1,624	5,705	(3,260)

Consolidated Net Earnings (Loss)	6,870	5,012	20,162	(10,820)

Net (Income) Loss Attributable to Non-Controlling Interest	(14)	(43)	134	243

Net Earnings (Loss) Attributable to Shareholders	$6,856	$4,969	$20,296	$(10,577)

Weighted Average Shares Outstanding
Basic	6,975	6,890	6,961	6,921
Diluted	7,142	7,015	7,093	6,921

Net Earnings (Loss) per Common Share
Basic	$0.98	$0.72	$2.92	$(1.53)
Diluted	$0.96	$0.71	$2.86	$(1.53)

	September 2021	September 2020

Current Assets
Cash	$9,376	$16,458
Receivables, Net	68,090	61,000
Inventories, Net	161,703	145,515
Prepaids and Other Assets	3,794	3,795
Total Current Assets	242,963	226,768

Noncurrent Assets
Property, Plant & Equipment, Net	67,564	63,950
Goodwill and Other Intangibles, Net	64,188	57,845
Deferred Income Taxes	1,854	4,052
Operating Lease Assets	45,279	54,645
Investment in Joint Venture	10,433	10,573
Other Noncurrent Assets	2,007	2,398
Total Noncurrent Assets	191,325	193,463

Total Assets	$434,288	$420,231

Current Liabilities
Accounts Payable and Accrued Expenses	$83,264	$70,353
Current Portion of Contingent Consideration	-	2,120
Current Portion of Finance Leases	6,621	6,956
Current Portion of Operating Leases	8,509	9,039
Current Portion of Long-Term Debt	7,067	7,559
Total Current Liabilities	105,461	96,027

Noncurrent Liabilities
Long-Term Taxes Payable	3,220	3,599
Long-Term Contingent Consideration	1,897	4,300
Long-Term Finance Leases	15,669	11,328
Long-Term Operating Leases	38,546	46,570
Long-Term Debt	101,680	112,782
Deferred Income Taxes	1,520	-
Other Noncurrent Liabilities	2,101	2,939
Total Noncurrent Liabilities	164,633	181,518

Common Stock	96	96
Additional Paid-In Capital	60,831	61,005
Equity Attributable to Non-Controlling Interest	(658)	(524)
Retained Earnings	146,860	126,564
Accumulated Other Comprehensive Loss	(786)	(1,322)
Treasury Stock	(42,149)	(43,133)
Total Equity	164,194	142,686

Total Liabilities and Equity	$434,288	$420,231